Execution Copy

Exhibit 10.58

AMENDED AND RESTATED PARTNERSHIP AGREEMENT
OF
HEALTHCARE GA HOLDINGS, GENERAL PARTNERSHIP
THIS AMENDED AND RESTATED PARTNERSHIP AGREEMENT is made as of the 13th day of January 2015, by and between Healthcare GA Holdings-T, LLC, a Delaware limited liability company (“NRF Partner”), and Healthcare GA Holdings NT-HCI, LLC, a Delaware limited liability company (“NHI Partner”), and amends, restates and supersedes in its entirety that certain Partnership Agreement by and between NRF Partner and NHI Partner dated as of the 3rd day of December 2014 (the “Original Agreement”), by memorializing the terms thereof that were intended to be included therein on the date thereof, and which shall remain in full force and effect as amended and restated herein.
W I T N E S S E T H:
WHEREAS, pursuant to that certain Agreement and Plan of Merger, by and among, NorthStar Realty Finance Corp. (“NRF”), NRF Healthcare Subsidiary, LLC (“Merger Sub”), NRF OP Healthcare Subsidiary, LLC (“Partnership Merger Sub”), Griffin-American Healthcare REIT II Holdings, LP (“Company Operating Partnership”) and Griffin-American Healthcare REIT II, Inc. (“Griffin-American”) dated as of August 5, 2014 (the “Merger Agreement”), Griffin-American has merged with and into Merger Sub, with Merger Sub being the survivor and Partnership Merger Sub has merged with and into Company Operating Partnership with Company Operating Partnership being the survivor (such mergers, the “Mergers”);
WHEREAS, the Merger Agreement (including the disclosure letters referred to therein) and the confidentiality agreement referred to in the Merger Agreement set forth the entire agreement among the parties thereto with respect to the subject matter thereof;
WHEREAS, NorthStar Healthcare Income, Inc. (“NHI”) purchased an equity interest in Merger Sub pursuant to that certain Purchase and Sale Agreement (the “Purchase and Sale Agreement”), dated as of October 22, 2014, by and between NRF and NHI (the “NHI Investment”);
WHEREAS, NRF and NHI intend that NHI be treated as an equity owner of Merger Sub at the effective time of the Mergers for federal income tax purposes; and
WHEREAS, in order to effect the NHI Investment through the initial contribution described in this Agreement, NRF caused Merger Sub to convert (the “Conversion”) into the general partnership formed hereby in the State of Delaware under and pursuant to the Delaware Revised Uniform Partnership Act, as amended from time to time (the “Act”), of which NRF Partner and NHI Partner are the general partners.
NOW, THEREFORE, in consideration of their mutual promises, covenants, and agreements, the parties hereto do hereby promise, covenant, and agree as follows:

Definitions
Throughout this Partnership Agreement, and unless the context otherwise requires, the following terms shall have the meanings specified below:

A.	“Adjusted Capital Account Deficit” means with respect to any Partner, the deficit balance (if any) in such Partner’s Capital Account as of the end of any fiscal year of the Partnership, after:

(i)
crediting to such Capital Account any amount which such Partner is obligated to restore pursuant to this Agreement or is deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and (i)(5), and

(i)	charging to such Capital Account any adjustments, allocations or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

B.	“Agreement” means this Partnership Agreement, including the Schedules attached hereto, as amended from time to time.

C.
“Bankruptcy” means, with respect to any Person, (A) if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, or (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (B) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated.

D.	“Capital Account” means an account established and maintained for each Partner in accordance with Section 7.1 hereof.

E.
“Change of Control” (i) means the sale of all or substantially all of the assets of the Partnership to an Independent Third Party; (ii) a sale resulting in more than 50% of the interests in the Partnership being held by an Independent Third Party; or (iii) a merger, consolidation, recapitalization or reorganization of the Partnership or any subsidiary of the Partnership which results in 50% or more of the interests in the Partnership being held directly or indirectly by an Independent Third Party.

F.	“Cause” means, in the event of any actions and omissions by the Designated Partner in connection with performing its duties under this Agreement that constitute (A) a material breach of this Agreement, or (B) fraud, embezzlement, willful misconduct, criminal conduct or gross negligence.

G.	“Code” means the U.S. Internal Revenue Code of 1986, as amended.

H.
“Depreciation” means, for each fiscal year of the Partnership, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such fiscal year; except that (a) with respect to any asset the Gross Asset Value of which differs from its adjusted tax basis for federal income tax purposes at the beginning of such fiscal year and which difference is being eliminated by use of the “remedial method” as defined by Treasury Regulations Section 1.704-3(d), Depreciation for such fiscal year shall be the amount of book basis recovered for such fiscal year under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (b) with respect to any other asset the Gross Asset Value of which differs from its adjusted tax basis for federal income tax purposes at the beginning of such fiscal year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction computed with respect to such asset bears to such beginning adjusted tax basis; provided, however, that in the case of clause (b) above, if any such asset that is depreciable or amortizable has an adjusted federal income tax basis at the beginning of such fiscal year of zero, the rate of Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Partners.

I.	“Gross Asset Value” shall be determined as follows:

(i)	the initial Gross Asset Value of any asset contributed by a Partner to the Partnership subsequent to the date hereof shall be the fair market value of such asset, as agreed to by the Partners;

(ii)
the Gross Asset Value of all Partnership assets shall be adjusted to equal their respective fair market values (taking Section 7701(g) of the Code into account) as of the following times: (a) the acquisition of an additional interest herein by any new or existing Partner in exchange for more than a de minimis Capital Contribution or in connection with the performance of services; (b) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership assets as consideration for an interest herein, but only if, in the case of either (a) or (b), the Partners reasonably determine that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership; or (c) the liquidation of the Partnership;

(iii)	the Gross Asset Value of any Partnership asset distributed to any Partner shall be the fair market value (taking Section 7701(g) of the Code into account) of such asset on the date of distribution;

(iv)
the Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such Partnership assets pursuant to Section 732(d), Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Sections 1.704-l(b)(2)(iv)(m) and

1.704-1(b)(2)(iv)(f); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (iv) to the extent that the Partners determine that an adjustment pursuant to subsection (ii) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (iv);

(v)
if the Gross Asset Value of any Partnership asset has been determined or adjusted pursuant to subsection (i), (ii), or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation that would be taken into account with respect to such asset for purposes of computing gains or losses from the disposition of such asset; and

(vi)	Gross Asset Value of any Partnership asset that was not contributed by a Partner means the adjusted basis of such Partnership asset for federal income tax purposes.

J.	“Independent Third Party” means, with respect to any Partner, any Person who is not an affiliate of such Partner.

K.
“Insolvency Action” means to file any insolvency, or reorganization case or proceeding, to institute proceedings to have the Partnership be adjudicated bankrupt or insolvent, to institute proceedings under any applicable insolvency law, to seek any relief under any law relating to relief from debts or the protection of debtors, to consent to the filing or institution of bankruptcy or insolvency proceedings against the Partnership, to file a petition seeking, or consent to, reorganization or relief with respect to the Partnership under any applicable federal or state law relating to bankruptcy or insolvency, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for the Partnership or a substantial part of its property, to make any assignment for the benefit of creditors of the Partnership, or except as required by applicable law, to admit in writing the Partnership’s inability to pay its debts generally as they become due, or, to the fullest extent permitted by law, to take action in furtherance of any of the foregoing.

L.	“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

M.	“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.752-1(a)(2).

N.	“Partner” means each of the persons signatory hereto, in its capacity as a partner of the Partnership.

O.	“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(4).

P.
“Partner Nonrecourse Debt Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with the provisions of Treasury Regulations Section 1.704-2(i)(3) relating to “partner nonrecourse debt minimum gain”.

Q.	“Partner Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

R.	“Partnership” means this general partnership.

S.	“Partnership Interests” means the general partnership interests in Company Operating Partnership held by the Partnership.

T.	“Partnership Minimum Gain” has the meaning set forth in Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

U.
“Percentage Interest” means, at any time of determination, a fraction, expressed as a percentage, the numerator of which is any individual Partner’s Capital Account and the denominator of which is the sum of the total Capital Accounts of all Partners. The Percentage Interest for each Partner, as of the date hereof, is set forth on Schedule A.

V.	“Persons” means individuals, partnerships, corporations, unincorporated associations, trusts, estates, and any other type of entity.

W.
“Profits” and “Losses” shall mean, for each fiscal year of the Partnership or other period, an amount equal to the Partnership’s taxable income or loss, as the case may be, for such fiscal year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss and deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(i)
any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this subparagraph shall be added to such taxable income or loss;

(ii)
any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Treasury Regulations Section 1.704-l(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(iii)
in the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraph (ii) or (iii) of the definition thereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(iv)
gain or loss resulting from the disposition of any Partnership asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(v)	in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year of the Partnership or other period, computed in accordance with the definition thereof;

(vi)
to the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-l(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest herein, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(vii)	notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 7.5 hereof shall not be taken into account in computing Profits and Losses.

X.	“Treasury Regulations” means Treasury Regulations promulgated by the U.S. Department of the Treasury implementing the Code.

1.	FORMATION; NAME
The Partners hereby form the Partnership as a general partnership under the Act. The Partnership shall operate under the name of “Healthcare GA Holdings, General Partnership” or such other name as the Partners may from time to time determine. Such name shall be recorded as an assumed name in the State of Delaware and/or any other applicable jurisdiction. The execution, delivery and filing with the Secretary of State of the State of Delaware of the Statement of Partnership Existence of the Partnership and Certificate of Conversion on the date hereof, by Ronald J. Lieberman as an authorized person, is hereby approved, ratified and confirmed. Each Partner is hereby admitted as a Partner of the Partnership.

2.	PRINCIPAL PLACE OF BUSINESS
The principal office and place of business of the Partnership shall be located at 399 Park Avenue, 18th Floor, New York, New York 10022. The Partnership shall have such other or additional offices as the Partners may, from time to time, determine.

3.	BUSINESS AND PURPOSE

3.1
The businesses and purposes of the Partnership, which shall be carried on for profit, are to be a general partner of Company Operating Partnership and to engage in any lawful activity for which general partnerships may be formed under the law.

3.2
In addition, the Partnership shall have the power and authority to, to the extent necessary, convenient or incidental to the accomplishment of the purposes of the Partnership as set forth in Section 3.1:

3.2.1
conduct its business, carry on its operations and have and exercise the powers granted to a general partnership by the Act in any state, territory, district or possession of the United States, or in any foreign country;

3.2.2
act as holder of the Partnership Interests and to exercise all of the powers, duties, rights and responsibilities associated therewith, including but not limited to disposing of all or a portion of the Partnership Interests held by the Partnership;

3.2.3
purchase, acquire, own, hold, sell or otherwise dispose of direct or indirect obligations of the United States or of any government, state, territory, governmental district or municipality or of any instrumentality of any of them;

3.2.4	lend money for its proper purpose, to invest and reinvest its funds, to take and hold real and personal property for the payment of funds so loaned or invested;

3.2.5	sue and be sued, complain and defend, and participate in administrative or other proceedings, in its name;

3.2.6	appoint employees and engage agents, representatives and third party service providers of and to the Partnership, and define their duties and fix and pay their compensation;

3.2.7	indemnify any Person in accordance with the Act and obtain any and all types of insurance;

3.2.8
negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any lease, contract or security agreement in respect of any assets of the Partnership;

3.2.9	borrow money and issue evidence of indebtedness, and secure the same by a mortgage, pledge or other lien on the assets of the Partnership;

3.2.10
pay, collect, compromise, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Partnership or hold such proceeds against the payment of contingent liabilities; and

3.2.11	make, execute, acknowledge and file documents or instruments.

3.3	REIT Compliance

3.3.1
The Partners acknowledge that, as of the date hereof, certain direct or indirect owners of the NRF Partner and the NHI Partner are qualified or intend to qualify as a real estate investment trust as defined in Section 856 of the Code (a “REIT”) and that the activities and assets of the Partnership will affect the ability of certain direct or indirect owners of the NRF Partner and the NHI Partner to continue to qualify as a REIT. Accordingly, the Designated Partner shall use commercially reasonable efforts to manage and operate the Partnership and its subsidiaries such that the nature of its assets and gross revenues (as determined pursuant to Section 856(c)(2), (3) and (4) of the Code) would permit the Partnership to qualify as a REIT and to avoid any “net income from prohibited transactions” under Section 857(b)(6) of the Code (determined as if the Partnership were a REIT but without regard to Sections 856(c)(6) and (7) of the Code). The Designated Partner shall take or refrain from taking, as the case may be, such actions as are reasonably requested by the NRF Partner or the NHI Partner to protect the status of the direct or indirect owners of the NRF Partner or the NHI Partner as a REIT. In furtherance of the foregoing, the Designated Partner shall not (a) invest any excess funds in any investment that would not be treated as cash, cash items, or government securities for purposes of Section 856(c) of the Code; (b) enter into any lease with any person that will result in a rental payment to the lessor that is dependent in whole or in part on (y) the net income or profits of any lessee or sublessee or (z) the lessee’s or sublessee’s receipts or sales in excess of determinable dollar amounts; (c) enter into any lease for any property or any portion thereof pursuant to which any rents attributable to personal property constitute more than 15% of the aggregate rents received in connection with such lease within the meaning of Section 856(d)(1)(C) of the Code; (d) enter into any lease, contract, agreement, or other arrangement with any person pursuant to which the Partnership provides to a tenant of a property services other than those usually or customarily rendered in connection with the rental of space for occupancy only within the meaning of Treasury Regulations Section 1.512(b)-1(c)(5); or (e) engage in a prohibited transaction within the meaning of Section 857(b)(6) of the Code. The Designated Member shall, upon request by the NRF Partner or the NHI Partner, cause any subsidiary of the Partnership that is classified as a corporation for federal tax purposes to join with any direct or indirect owners of the NRF Partner and the NHI Partner that are qualified or intend to qualify as a REIT in an election to be treated as a “taxable REIT subsidiary” of such REIT.

3.3.2
If there shall be an amendment or modification to the Code or other relevant rules after the date of this Agreement that adversely impacts any direct or indirect owners, of the NRF Partner and the NHI Partner qualification as a REIT as a result of the activities of the Partnership or any Partner’s ownership of an interest in the Partnership, the Designated Partner shall cooperate reasonably with the NRF Partner and the NHI Partner and shall exercise reasonable efforts to effectuate solutions or “workarounds” to address any REIT qualification concerns under the Code of the direct or indirect owners of the NRF Partner and the NHI Partner.

3.3.3
The Designated Partner on behalf of the Partnership shall use commercially reasonable efforts to provide all information reasonably requested by the NRF Partner and the NHI Partner related to the business and operation of the Partnership and its subsidiaries, including such information as the NRF Partner and the NHI Partner may request in order to determine its (or its direct or indirect owners) qualification as a REIT.

4.	TERM
The Partners intend that the Partnership constitute a partnership for a definite term in accordance with Section 15-101(14) of the Act, and the Partners hereby agree to remain Partners until the expiration of the term set forth in the next sentence of this Section 4. The term of the Partnership commenced upon the date of this Agreement as set forth above and shall continue until dissolved as provided herein or by law. The Partnership shall be a separate legal entity distinct from the Partners.

5.	CAPITAL CONTRIBUTIONS

5.1
Pursuant to the Purchase and Sale Agreement, immediately prior to the closing of the Mergers, NHI transferred to NRF $188,000,000 which was directly or indirectly used by NRF to pay a portion of the total consideration payable to the former stockholders of Griffin-American and the former unaffiliated limited partners of Company Operating Partnership in the Mergers and pro rata transaction costs associated with the Mergers and which transfer by NHI shall be deemed a contribution to Merger Sub at all times prior to the Conversion. Upon the Conversion of Merger Sub into the Partnership and the execution of the Original Agreement, the Partners’ respective equity contributions in connection with the Mergers (including payment of a pro rata portion of transaction costs) shall be deemed capital contributions to the Partnership and the Partners’ initial capital accounts and Percentage Interests shall be as set forth on Schedule A.

5.2
If the Designated Partner determines at any time in its reasonable discretion that additional capital contributions are necessary or desirable for the operation of the Partnership, including, without limitation, operating expenses, capital expenditures, development, repairs, replacements and contingent liabilities with respect to any of the Partnership’s assets, then the Partners shall contribute upon five days’ notice such additional capital to the Partnership on a pro rata basis in accordance with their Percentage Interests up to an aggregate amount not to exceed 10% of each Partner’s initial capital contribution (such amount, the “Contribution Cap”), and, upon such contributions and any other contributions contemplated by this Agreement, the Designated Partner shall update Schedule A accordingly. If the Designated Partner makes additional capital calls up to the Contribution Cap, and any Partner fails to contribute its respective pro rata portion (based on the Partners’ respective initial capital contributions) of any such calls for additional capital contribution and the other Partner makes the additional capital contribution the defaulting Partner failed to make, the Capital Account of the Partner that has contributed greater than a pro rata share with respect to such additional capital contribution shall be credited with (a) an amount equal to the amount of its pro rata portion of such additional capital contribution and (b) the amount of the excess of its pro rata portion (based on the Partners’ respective initial capital contributions) of such additional capital contribution multiplied by 1.5, and the Designated Partner shall update Schedule A accordingly.

5.3
If the Designated Partner determines at any time in its reasonable discretion that additional capital contributions are necessary or desirable for the operation of the Partnership, including, without limitation, operating expenses, capital expenditures, development, repairs, replacements and contingent liabilities with respect to any of the Partnership’s assets in excess of the Contribution Cap, the Partners shall have the right but not the obligation to fund such additional capital calls on a pro rata basis in accordance with their respective Percentage Interests. If the Designated Partner determines to make additional capital calls in excess of the Contribution Cap, and any Partner elects not to contribute its respective pro rata portion, the Partnership shall treat the contribution as a preferred equity contribution accruing preferred distributions on such contributed amount at the prime rate as reported in the Wall Street Journal on the date contributed to the Partnership plus 5%. Any such preferred equity contribution shall be repaid by the Company in accordance with Section 6 hereof before the Company makes any distributions to the Partners thereafter in respect of the Partners’ other capital contributions.

6.	DISTRIBUTIONS

6.1
Distributions of cash available from investments and operations of the Partnership, after providing for all costs, expenses or charges paid or payable by the Partnership or advanced by the Designated Partner, shall be made among the Partners, as directed by the Designated Partner, in the following order and priority:

6.1.1    To any Partner that has made preferred equity contributions pursuant to Section 5.3 until such Partner has received pursuant to this Section 6.1.1 cumulative distributions equal to all accrued preferred distributions with respect to such preferred equity contributions and the amount of such preferred equity contributions; and
6.1.2 On a pro rata basis based on the Percentage Interests set forth on Schedule A as updated to reflect capital contributions after the date hereof.

6.2	The parties hereto agree that notwithstanding anything to the contrary, distributions pursuant to this Section 6 shall be made to the Partners as provided above no less than once per calendar year.

7.	CAPITAL ACCOUNTS; PROFIT AND LOSS

7.1
An individual Capital Account shall be maintained for each Partner in accordance with Section 704 of the Code and applicable Treasury Regulations. Each Partner’s Capital Account balance shall initially equal the amount contributed by such Partner as set forth on Schedule A.  The amount of the Capital Account of each Partner shall be increased or decreased on an ongoing and current basis by dollar amounts equal to:

7.1.1
(i) the amount of cash and the Gross Asset Value of any property contributed by the Partner to the Partnership (net of liabilities secured by the property or which the property is subject that such Partner is considered to assume or take pursuant to Section 752 of the Code), (ii) such Partner’s share of Profits and income and gain allocated pursuant to Section 7.5 and (iii) the amount of any Partnership liabilities assumed by such Partner; or

7.1.2
(i) the amount of cash and the Gross Asset Value of any property distributed to such Partner (net of liabilities secured by the property or which the property is subject that such Partner is considered to assume or take pursuant to Section 752 of the Code) and (ii) such Partner’s share of Losses and expenses and losses allocated pursuant to Section 7.5.

7.2
Except as otherwise required by Section 704(c) of the Code, or the corresponding provisions of any future federal internal revenue law, or any similar tax law of any state or jurisdiction, with respect to any property contributed to the Partnership by a Partner, the determination of each Partner’s distributive share of all items of income, gain, loss, deduction, credit, or allowance of the Partnership for any period or year shall be made in accordance with, and in proportion to, the manner in which such amounts are credited or charged to the Capital Accounts of the Partners.

7.3
Any item of income, gain, loss, deduction, or credit with respect to property other than money contributed by a Partner to its Capital Account and which is required to be allocated among the Partners for income tax purposes pursuant to § 704(c) of the Code shall be allocated in the manner required by § 704(c) and the regulations thereunder so as to take into account the difference between the adjusted basis of such property and its fair market value at the time of contribution.

7.4
Subject to the Regulatory Allocations set forth in Section 7.5, Profits and Losses for each fiscal  year of the Partnership, and each item thereof, shall be credited or charged, as the case may be, to the Capital Accounts of the Partners so that, to the maximum extent possible, the Capital Account balance of each Partner at the end of such fiscal year shall equal the excess (which may be negative) of (A) the amount that would be distributed to such Partner pursuant to Section 16.5 hereof if the Partnership were to sell its assets on the last day of such fiscal year for their Gross Asset Value, all remaining Partnership obligations were settled in cash in accordance with their terms, and the remaining net proceeds were distributed  pursuant to such Section over (B) such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain .

7.5	Regulatory Allocations. The following special allocations shall be made in the following order:

7.5.1
Minimum Gain Chargeback. Subject to the exceptions set forth in Treasury Regulations Section 1.704-2(f), if there is a net decrease in Partnership Minimum Gain during a fiscal year of the Partnership, each Partner shall be specially allocated items of income and gain for such fiscal year (and, if necessary, for subsequent years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain during such fiscal year (which share of such net decrease shall be determined under Treasury Regulations Section 1.704-2(g)(2)). It is intended that this Section 7.5.1 shall constitute a “minimum gain chargeback” as provided by Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

7.5.2
Partner Nonrecourse Debt Minimum Gain Chargeback. Subject to the exceptions contained in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during a fiscal year of the Partnership, any Partner with a share of such Partner Nonrecourse Debt Minimum Gain (determined in accordance with Treasury Regulations Section 1.704-2(i)(5)) as of the beginning of such fiscal year shall be specially allocated items of income and gain for such fiscal year (and, if necessary, for subsequent years) in an amount equal to such Partner’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain (which share of such net decrease shall be determined under Treasury Regulation Section 1.704-2(i)(4) and 1.704-2(j)(2)). It is intended that this Section 7.5.2 shall constitute a “partner nonrecourse debt minimum gain chargeback” as provided by Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

7.5.3
Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-l(b)(2)(ii)(d)(4), 1.704-l(b)(2)(ii)(d)(5), or 1.704-l(b)(2)(ii)(d)(6) (modified as appropriate, by Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5)), items of Partnership income and gain for such fiscal year shall be specially allocated to the Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, any Adjusted Capital Account Deficit of the Partner as quickly as possible, provided that an allocation pursuant to this Section 7.5.3 shall be made if and only to the extent that the Partner would have an Adjusted Capital Account Deficit after all other allocations have been tentatively made as if this Section 7.5.3 were not contained herein.

7.5.4
Gross Income Allocations. To the extent required by applicable Treasury Regulations, in the event a Partner has a deficit balance in its Capital Account at the end of any fiscal year of the Partnership in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement, if any, and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulations Section 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 7.5.4 shall be made if and only to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations have been tentatively made as if this Section 7.5.4 were not contained herein.

7.5.5	Nonrecourse Deductions. Any Nonrecourse Deductions shall be allocated to the Partners in the same manner as Losses are allocated pursuant to Section 7.4 of this Agreement.

7.5.6
Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions shall be allocated to the Partner that bears the economic risk of loss for the Partner Nonrecourse Debt to which such deductions relate as provided in Treasury Regulations Section 1.704-2(i)(1). If more than one Partner bears the economic risk of loss, such deduction shall be allocated between or among such Partners in accordance with the ratios in which such Partners share such economic risk of loss.

7.5.7
Certain Section 754 Adjustments. To the extent any adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 732(d), Section 734(b) or Section 743(b) of the Code is required, pursuant to Treas. Reg. Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining

Capital Accounts as the result of a distribution to a Partner in complete liquidation of its interest in the Partnership, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases such basis) and an item of loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in accordance with their interests in the Partnership as determined under Treasury Regulations Section 1.704-1(b)(3) in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Partner to whom such distribution was made in the event Treasury Regulations Section 1.704-l(b)(2)(iv)(m)(4) applies.

7.5.8
Limit on Loss Allocations. Notwithstanding the provisions of Section 7.4 of this Agreement or any other provision of this Agreement to the contrary, Losses (or items thereof) shall not be allocated to a Partner if such allocation would cause or increase a Partner’s Adjusted Capital Account Deficit and shall be reallocated to the other Partners in proportion to their respective Capital Account balances, subject to the limitations of this Section 7.5.8.

7.5.9
Curative Allocations. The allocations under this Section 7.5 are intended to comply with certain requirements of applicable Treasury Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of income, gain, loss or deduction pursuant to this Agreement. Therefore, notwithstanding any other provision of this Agreement to the contrary (other than the Regulatory Allocations), the Partnership shall make such offsetting special allocations of income, gain, loss or deduction in whatever manner the Partnership determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of the Agreement and all items were allocated pursuant to Section 7.4 of the Agreement. For purposes of this Section 7.5.9, future Regulatory Allocations hereunder that are likely to offset other Regulatory Allocations previously made shall be taken into account.

8.	MANAGEMENT OF THE PARTNERSHIP BUSINESS

8.1	Upon effectiveness of this Agreement, NRF Partner will serve as designated partner (the “Designated Partner”) of the Partnership. The Designated Partner:

8.1.1	shall be exclusively responsible for managing and conducting the ordinary course day-to-day operations of the Partnership including its subsidiaries;

8.1.2
shall have full power in the managing and operation of the Partnership business to do any and all acts and things necessary, proper, convenient, or advisable to effectuate the purposes of the Partnership as set forth in Section 2.1, including administrative matters with respect to and incidental to ownership and administration of the Partnership’s rights in, to and under the Partnership Interests and including the incurrence and payment by the

Partnership of reasonable, out-of-pocket fees and expenses payable to third parties unaffiliated with either of the Partners, subject to the provisions of this Agreement; and

8.1.3
subject to any requirements in this Agreement for the consent of the other Partners, shall have authority to execute all instruments and documents in the name of the Partnership as required and authorized to accomplish the purposes and business of the Partnership as provided in this Agreement.

8.2	The NRF Partner may be removed as the Designated Partner by the NHI Partner only for Cause, in accordance with the following procedures:

8.2.1
NHI Partner shall deliver to the Designated Partner a written notice (any such notice, a “Removal Notice”) specifying in reasonable detail the basis for such removal for Cause, and specifying a removal date which shall be no earlier than 30 days after notice of such breach (and if such breach is cured during such 30-day period, then such Removal Notice shall be deemed rescinded).

8.2.2
In the event of any such removal of the NRF Partner as the Designated Partner by NHI Partner, the Partners shall jointly assume the duties and responsibilities of a Designated Partner until a new Designated Partner is appointed. In the event that the Partners have jointly assumed the duties and responsibilities of a Designated Partner and the Partners do not agree on actions that should be taken by or on behalf of the Partnership, including any of the actions described in Section 8.4, the Partners shall be required to engage in good faith discussions in an attempt to resolve the dispute.

8.3
The Designated Partner shall be designated as the “Tax Matters Partner” of the Partnership for purposes of § 6231(a)(7) of the Code and shall have the power to manage and control, on behalf of the Partnership, any administrative proceeding at the Partnership level with the Internal Revenue Service relating to the determination of any item of Partnership income, gain, loss, deduction or credit for federal income tax purposes. The Designated Partner shall, within ten (10) days of the receipt of any notice from the Internal Revenue Service in any administrative proceeding at the Partnership level relating to the determination of any Partnership item of income, gain, loss, deduction or credit, notify each Partner.

8.4
Notwithstanding the foregoing, the Designated Partner shall provide written notice to the other Partner at least five business days prior to taking any of the following actions, and shall not take any such actions over any written objection of any other Partner:

8.4.10	executing any mortgage, security, bond or pledge of assets on behalf of the Partnership;

8.4.11	transferring or pledging any debts due to the Partnership, or releasing any such debts except on full payment in accordance with the terms thereof;

8.4.12
doing any act on behalf of the Partnership or its subsidiaries which would materially impair the operation of the business of the Partnership and its subsidiaries, taken as a whole, as contemplated hereunder;

8.4.13	entering into, on behalf of the Partnership, any contract, agreement, arrangement or payment to or with a Partner or affiliate of a Partner;

8.4.14	commencing litigation on behalf of the Partnership;

8.4.15
compromising any claim due to the Partnership or submitting to arbitration any dispute or controversy involving the Partnership to the extent such compromise or submission could adversely impact the potential liability of any Partner;

8.4.16	transferring or hypothecating a Partner’s interest in the Partnership, other than as expressly permitted by Section 15 hereof;

8.4.17	selling, transferring, pledging or encumbering all or substantially all of the assets of the Partnership and its subsidiaries, taken as a whole;

8.4.18	reimbursing to the Designated Partner expenses, pursuant to Section 18 hereto, in excess of $100,000 per year; or

8.4.19
making any tax election, claim or taking any tax position with any taxing authority on behalf of the Partnership or which would be binding upon or affect the tax status or position of another Partner, except as contemplated by Section 8.3.

For avoidance of doubt, references to the “Partnership” in this Section 8.4 shall not be deemed to include any subsidiary of the Partnership. With respect to subsidiaries of the Partnership, the Designated Partner shall not, without the prior written consent of each Partner, take or cause to be taken, any of the foregoing actions that would result in a disproportionate material adverse impact on a Partner or give a disproportionate material benefit to a Partner as compared to the Designated Partner.
Notwithstanding the foregoing, the Designated Partner acknowledges that NHI is, as of the date of this Agreement, a publicly-registered, non-traded REIT and, as a result, is subject to certain requirements and restrictions based on the Statement of Policy Regarding Real Estate Investment Trusts, as revised and adopted by the North American Association of Securities Administrators as incorporated into its charter and other organizational documents (the “NASAA Restrictions”).  The Designated Partner shall not cause the Partnership or its subsidiaries to take any actions that would cause NHI to be in violation of any such NASAA Restrictions without the consent of the NHI Partner until such time as NHI is no longer subject to the NASAA Restrictions.

8.5
In the event that some or all of the non-Designated Partners object to or withhold their consent from a Partnership action that requires the unanimous consent of the Partners as provided in Section 8.4 hereof, the Partners shall be required to engage in good faith discussions in an attempt to resolve the dispute.

8.6
The Partners may appoint individuals with or without such titles as they may elect, including the titles of President, Vice President, Treasurer, and Secretary, to act on behalf of the Partnership with such power and authority as the Partners may delegate to any such persons. If the Partners do not appoint officers or designate other individuals to serve as authorized representatives of the Partnership, those individuals who are authorized officers to act on behalf of NRF Partner shall serve as the authorized representatives of the Partnership in all respects with the same titles as such persons maintain with NRF Partner. The authorized representatives of NRF Partner, and any officers or other individuals designated by the Partners to act as authorized representatives of the Partnership are referred to collectively as the “Authorized Officers.”

9.	REPRESENTATIONS AND WARRANTIES

9.1	Each Partner represents and warrants to the Partnership and to each other Partner that:

9.1.3	the Partner has the power to enter into this Agreement and to perform its obligations hereunder and that the person(s) executing this Agreement on behalf of such Partner has the power to do so;

9.1.4	the Partner is acquiring its interest in the Partnership for such Partner’s own account and as an investment and without an intent to distribute the interest;

9.1.5
the Partner understands that potential or actual conflicts of interest may arise from time to time between the Designated Partner and its affiliates, on one hand, and other Partners or the Partnership, on the other hand; and

9.1.6
the Partner acknowledges that its interests herein have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or qualified under the blue sky laws of any state. It agrees that the Partnership is under no obligation to register or qualify the interests herein under the Securities Act or under any state securities law, or to assist it in complying with any exemption from registration and qualification. The Partner acknowledges that there are substantial restrictions on the transferability of its interests herein pursuant to this Agreement, that there is no public market for such investments and none is expected to develop, and that, accordingly, it may not be possible for it to liquidate its investment in the Partnership.

10.	INTENTIONALLY OMITTED

11.	SALARIES
Unless otherwise agreed by the Partners in accordance with Section 8 of this Agreement, no Partner shall receive any salary or other compensation for services rendered to or for the Partnership.

12.	LEGAL TITLE TO PARTNERSHIP PROPERTY
Legal title to the property of the Partnership shall be owned by the Partnership as an entity and be held in the name of the Partnership. No Partner, individually or collectively, shall be a co-owner of Partnership property or have any interest in specific Partnership property. Any other manner of holding title to property (or any part thereof) to which the Partners may agree shall be solely for the convenience of the Partnership, and all such property shall be treated as Partnership property subject to the terms of this Agreement.

13.	BANKING
All revenues of the Partnership shall be deposited regularly in the Partnership savings and checking accounts at such bank or banks as shall be selected by the Partners in accordance with Section 8 of this Agreement, and the signatures of such Partners as shall be determined in accordance with Section 8 of this Agreement shall be honored for banking purposes, other than the extension of credit to, or the borrowing of money by or on behalf of, the Partnership.

14.	BOOKS; FISCAL YEAR; AUDITS
Accurate, separate and complete books of account shall be kept by the Designated Partner and entries promptly made therein of all of the transactions of the Partnership, and such books of account shall be open at all times to the inspection and examination of the Partners. The books shall be kept on the accrual basis of accounting in accordance with the accounting principles generally accepted in the United States and the Partnership shall report its income for income tax purposes using the accrued method of accounting. The fiscal year of the Partnership shall be the calendar year.

15.	TRANSFER OF INTERESTS

15.1
Limitations on Transfer. During the term of the Partnership, no Partner shall sell, transfer, assign, or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law), or enter into an agreement to do any of the foregoing with respect to, any of its interest in the Partnership (a “Transfer”) other than a pledge by a Partner of its interest in the Partnership or a Transfer in compliance with this Article 15.

15.2
Right of First Offer. In the event that NHI Partner desires to sell or otherwise Transfer all or a portion of NHI Partner’s interest in the Partnership (the “Offered Interest”), NHI Partner shall submit in good faith to NRF Partner a written notice (the “Offer Notice”), which shall include (i) the proposed sale price for the Offered Interest, (ii) all details of the payment terms and all other material terms and conditions, including the nature of the representations and warranties to be made and the indemnities to be given, in connection with the proposed sale of the Offered Interest, and (iii) clear instructions regarding acceptance of the Offer Notice. The purchase price shall be expressed in U.S. dollars, whether or not the form of consideration is wholly or partially cash or cash equivalents. NRF Partner shall then have the right, but not the obligation, to purchase all, but not less than all, of the Offered Interest on the terms set forth in the Offer Notice until the expiration of the 30-day period following the delivery of the Offer Notice (the

“Election Period”). If NRF Partner elects to purchase the Offered Interest prior to the expiration of the Election Period, each Partner shall take all actions as may be reasonably necessary to consummate the Transfer contemplated by this Section 15.2, including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate. If NRF Partner has not elected to purchase the Offered Interest prior to the expiration of the Election Period, NHI Partner may, within 90 days after the expiration of the Election Period, Transfer the Offered Interest on substantially the same terms and conditions as set forth in the Offer Notice; provided that such third parties execute joinder agreements to this Agreement as provided in Section 15.6. If the Offered Interest is not transferred during such 90-day period, it shall again be subject to the provisions of this Section 15.2 in connection with any Transfer.

15.3
Drag-along Rights. If NRF Partner receives a bona fide offer from an Independent Third Party to consummate, in a transaction or series of related transactions, a Change of Control (a “Drag-along Sale”), NRF Partner shall have the right to require that NHI Partner participate in such Transfer on the same terms and conditions offered to NRF Partner; provided, however, that NHI Partner shall not be required to Transfer any of its interest herein if the consideration for the Drag-along Sale is other than cash or registered securities listed on an established U.S. securities exchange.

15.3.1
NRF Partner shall exercise its rights pursuant to this Section 15.3 by delivering a written notice (the “Drag-along Notice”) to NHI Partner (with a copy to the Partnership), as soon as reasonably practicable, but in no event more than ten days after the execution and delivery by all the parties thereto of the definitive agreement entered into with respect to the Drag-along Sale or later than 30 days prior to the closing date of the Drag-along Sale.

15.3.2
The Drag-along Notice shall make reference to NRF Partner’s rights and obligations hereunder and shall describe in reasonable detail: (i) information about the identity of the Independent Third Party; (ii) the proposed date, time and location of the closing of the Transfer; (iii) the amount of the interest to be sold by NRF Partner in the Drag-along Sale, (iv) the proposed purchase price; (v) all details of the payment terms and all other material terms and conditions, including the nature of the representations and warranties to be made and the indemnities to be given, in connection with the proposed Drag-along Sale; and (vi) a copy of any form of agreement proposed to be executed in connection therewith. The purchase price shall be expressed in U.S. dollars, whether or not the form of consideration is wholly or partially cash or cash equivalents (included with the description of the purchase price shall be a description of any non-cash consideration in sufficient detail to permit the valuation thereof).

15.3.3
NHI Partner shall sell in the Drag-along Sale the percentage of its Percentage Interest equal to the product obtained by multiplying (i) the Percentage Interest held by NHI Partner by (ii) a fraction (x) the numerator of which is equal to the Percentage Interest NRF Partner proposes to Transfer in the Drag-along Sale and (y) the denominator of which is equal to the Percentage Interest held by NRF Partner at such time.

15.4
Tag-along Rights. If NRF Partner receives a bona fide offer from an Independent Third Party to consummate, in a transaction or series of related transactions, a Change of Control and desires to accept such offer, and has not elected to exercise its drag-along rights set forth in Section 15.3, or if NRF Partner proposes to sell the majority of its Percentage Interest herein (either, a “Tag-along Sale”), NHI Partner shall be permitted to participate in such Transfer on the same terms and conditions offered to NRF Partner.

15.4.1
Prior to the consummation of a Tag-along Sale, NRF Partner shall deliver written notice (a “Tag-along Notice”) to NHI Partner (with a copy to the Partnership), as soon as reasonably practicable, but in no event more than ten days after the execution and delivery by all the parties thereto of any definitive agreement entered into with respect to the Tag-along Sale or later than 30 days prior to the closing date of the Tag-along Sale. The Tag-along Notice shall make reference to NHI Partner’s rights hereunder and shall describe in reasonable detail: (i) information about the identity of the Independent Third Party, if any, (ii) the proposed date, time and location of the closing of the Tag-along Sale, (iii) the amount of the interest to be sold by NRF Partner in the proposed Tag-along Sale, (iv) the proposed purchase price, (v) all details of the payment terms and all other material terms and conditions, including the nature of the representations and warranties to be made and the indemnities to be given, in connection with the proposed Tag-along Sale and (vi) a copy of any form of agreement proposed to be executed in connection therewith. The purchase price shall be expressed in U.S. dollars, whether or not the form of consideration is wholly or partially cash or cash equivalents (included with the description of the purchase price shall be a description of any non-cash consideration in sufficient detail to permit the valuation thereof).

15.4.2
NHI Partner shall exercise its right to participate in a Tag-along Sale by delivering to NRF Partner written notice stating its election to do so and specifying the amount of the interest to be sold by it no later than ten days after receipt of the Tag-along Notice. Except as set forth in this Section 15.4.2, any acceptance of NHI Partner set forth in such notice shall be irrevocable, and, to the extent such offer is accepted, NHI Partner shall be bound and obligated to sell in the proposed Tag-along Sale on the same terms and conditions set forth in the Tag-along Notice. NHI Partner shall not be irrevocably bound and obligated to sell in the proposed Tag-Along Sale, if the Tag-Along Sale is not effectuated within a reasonable time period following delivery of the Tag-along Notice, which in no event shall be more than 180 days.

15.4.3
NHI Partner shall have the right to sell in a Tag-along Sale the percentage of its Percentage Interest equal to the product obtained by multiplying (i) the Percentage Interest held by NHI Partner by (ii) a fraction (x) the numerator of which is equal to the Percentage Interest NRF Partner proposes to Transfer in the Tag-along Sale and (y) the denominator of which is equal to the Percentage Interest held by NRF Partner at such time.

15.4.4
NRF Partner shall use its commercially reasonable efforts to include in the proposed Tag-along Sale all of the interest herein that NHI Partner has requested to have included, it being understood that the proposed transferee shall not be required to purchase interests herein in excess of the amount set forth in the Tag-along Notice. In the event the proposed transferee elects to purchase less than all of the interests herein sought to be sold by NHI Partner, the amount of the interests herein to be sold to the proposed transferee by NRF Partner and NHI Partner shall be reduced so that each such Partner is entitled to sell its pro rata portion of the interests herein the proposed transferee elects to purchase (which in no event may be less than the amount of the interest herein set forth in the Tag-along Notice).

15.4.5
If NHI Partner does not deliver a notice to NRF Partner within ten days of receipt of the Tag-along Notice of its intent to participate in the Tag-along Sale, it shall be deemed to have waived all of its rights to participate in such Tag-along Sale, and NRF Partner shall thereafter be free to consummate the Change of Control or Transfer its interest herein to the proposed transferee at a price and on terms and conditions substantially similar as set forth in the Tag-along Notice and on such other terms and conditions which are not materially more favorable to NRF Partner than those set forth in the Tag-along Notice, without any further obligation to NHI Partner.

15.5
If either (x) NRF Partner exercised its drag-along rights pursuant to Section 15.3 or (y) NHI Partner exercises its tag-along rights pursuant to Section 15.4, the following provisions shall be applicable:

15.5.1
All representations, warranties, covenants and indemnities shall be made by NRF Partner and NHI Partner severally and not jointly and any indemnification obligation shall be pro rata based on the consideration received by NRF Partner and NHI Partner, in each case in an amount not to exceed the aggregate proceeds received by NRF Partner and NHI Partner in connection with the Transfer; and provided, further, that NHI Partner shall not be required to agree to a non-competition covenant.

15.5.2
The NHI Partner shall take all actions as may be reasonably necessary to consummate the Transfer, including, without limitation, entering into agreements and delivering certificates and instruments, in each case, consistent with the agreements being entered into and the certificates being delivered by NRF Partner.

15.5.3
NRF Partner shall have 120 days following the delivery of the relevant notice to NHI Partner in which to sell the interest described in such notice, on terms substantially similar to those set forth in such notice (which such 120 day period may be extended for a reasonable time not to exceed 180 days to the extent reasonably necessary to obtain any regulatory approvals). If at the end of such period, NRF Partner has not completed such Transfer, NRF Partner may not then effect a Transfer subject to Section 15.3 or 15.4 without again fully complying with the provisions thereof.

15.6
If either Partner Transfers its interests herein to a transferee as permitted by this Section 15, such transferee shall enter into a joinder agreement or amendment to this Agreement, in form and substance reasonably satisfactory to the other Partners, providing that such transferee shall succeed and be subject to the rights and obligations of the transferor under this Agreement. A transferee shall be admitted as a Partner of the Partnership upon its execution of a joinder agreement. If a Partner transfers all of its interests in the Partnership pursuant to this Section 15, such transfer shall be deemed effective immediately prior to such admission and immediately following such admission the transferor Partner shall cease to be a Partner of the Partnership.

15.7
No Partner shall make a transfer of all or any part of its interests herein or any direct or indirect ownership interest in it that would result in the violation by it or the Partnership of (i) the Securities Act, or any other applicable securities laws, (ii) any loan documents applicable to the Partnership or any of its subsidiaries, (iii) the limited partnership agreement of Company Operating Partnership, or (iv) any legal requirements applicable to the Partnership or Company Operating Partnership.

16.	DISSOLUTION AND WINDING UP

16.1
If (a) the Partners jointly assume the duties and responsibilities of a Designated Partner pursuant to Section 8.2, but do not agree on actions that should be taken by or on behalf of the Partnership, including any of the actions described in Section 8.4, or (b) some or all of the non-Designated Partners withhold their consent to a Partnership action that requires the unanimous consent of the Partners pursuant to Section 8.4 and do not reach an agreement after engaging in good faith negotiations pursuant to Section 8.5 hereof, either Partner may cause a dissolution of the Partnership upon notice to the other Partner (a “Deadlock Notice”).

16.2	The Partnership shall dissolve and commence winding up and liquidating upon the first to occur of any of the following (“Liquidating Events”):

(a)	delivery of a Deadlock Notice;

(b)	a unanimous election by the Partners to dissolve the Partnership and to terminate and wind up the affairs of the Partnership;

(c)	the withdrawal of each then remaining Partner to this Agreement;

(d)	the sale of the Partnership Interests;

(e)	the happening of any other event that makes it unlawful to carry on the business of the Partnership; or

(f)	the occurrence of any event set forth in Sections 15-801(4), (5) or (6) of the Act.

16.3
The Partners hereby agree that, notwithstanding any provision of the Act, the Partnership shall not dissolve prior to the occurrence of a Liquidating Event. If it is determined by a court of competent jurisdiction that the Partnership has dissolved prior to the occurrence of a Liquidating Event, to the fullest extent permitted by law, the Partners hereby agree to continue the business of the Partnership without a winding up or liquidation.

16.4
In the event of the withdrawal of a Partner, to the fullest extent permitted by law, the remaining Partners shall have the right to continue the business of the Partnership without a winding up or liquidation, and the remaining Partners are entitled to continue to use the trade names of the Partnership. In such event, the remaining Partners have the authority to conduct the business of the Partnership and to convey property of the Partnership under the name or trade names of the Partnership.

16.5
Upon the dissolution of the Partnership, the Partnership shall file a Statement of Dissolution pursuant to Section 15-805 of the Act. Upon the completion of the winding up of the Partnership, the Partnership shall file a Statement of Cancellation pursuant to Section 15-105(d) of the Act.

16.6
Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners. No Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership’s business and affairs. All remaining Partner(s) shall be responsible for overseeing the winding up and liquidation of the Partnership and shall take full account of the Partnership’s liabilities and the Partnership’s assets, and such assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom, to the extent sufficient therefor, shall be applied and distributed in the following order:

(a)	first, to the payment and discharge of all the Partnership’s debts and liabilities to creditors other than Partners;

(b)	second, to the payment and discharge of all of the Partnership’s debts and liabilities to Partners;

(c)	third, to the payment of any preferred equity contribution of a Partner as provided in Section 5.3 together with dividends accrued thereon and not paid; and

(d)	the balance, if any, to the Partners in accordance with Section 6 hereof;
provided, that if the Partnership is dissolved as a result of the delivery of a Deadlock Notice, to the fullest extent permitted by law, the assets of the Partnership shall not be liquidated for cash, but instead the equity interests directly held by the Partnership shall be distributed pro rata to the Partners taking into account the value attributable to any preferred equity contribution and otherwise in accordance with Section 6 hereof.

17.	INTENTIONALLY OMITTED

18.	REIMBURSEMENTS
The Partnership shall reimburse the Designated Partner for all reasonable out of pocket expenses paid to third parties (excluding overhead and other similar allocated internal expenses or charges of the Designated Partner) to the extent incurred by the Designated Partner in performance of its duties as Designated Partner.  The Designated Partner’s determination of which expenses and the amount of expenses to be reimbursed to the Designated Partner shall be conclusive in the absence of manifest error; provided, however, that if such expenses are or will be in excess of $100,000 for any calendar year, then as promptly as practicable following the Designated Partner’s determination that the actual or expected expenses will exceed such amount, the Designated Partner will provide the other Partners with notice thereof and the supporting documentation related thereto (as determined by the Designated Partner in its reasonable discretion) and the expenses in excess of $100,000 shall only be payable by the Partnership to the Designated Partner if and to the extent approved by the unanimous consent of the Partners.  The Partnership shall also reimburse Partners other than the Designated Partner for all reasonable out of pocket expenses paid to third parties (excluding overhead and other similar allocated internal expenses or charges of such Partner) to the extent incurred by such Partner in the performance of its duties under this Agreement; provided, however, that such reimbursed expenses shall not be in excess of $25,000 for any calendar year without the prior unanimous consent of the Partners. Such reimbursement shall be treated as an expense of the Partnership and shall not be deemed to constitute a distributive share of profits of the Partnership or a distribution or return of capital to any Partner.

19.	NOTICES
Any and all notices, offers, acceptances, requests, certifications, and consents provided for in this Agreement shall be in writing and shall be given and be deemed to have been given when personally delivered against a signed receipt or mailed by registered or certified mail, return receipt requested, to the last address which the addressee has given to the Partnership. The address of each Partner is set under his signature at the end of this Agreement, and each Partner agrees to notify the Partnership of any change of address. The address of the Partnership shall be its principal office.

20.	GOVERNING LAW
This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without reference to any conflict of law or choice of law principles of such State that might apply the law of another jurisdiction; provided, that with respect to Section 23.6 through 23.11, the laws of the State of Maryland applicable to such matters shall apply as provided therein. Except as provided in the immediately preceding sentence, the parties hereto desire that such internal laws of the State of Delaware be applied to all matters regarding the relationship among the parties and the interpretation of this Agreement, regardless of the location in which there is sitting a court, arbitrator or other tribunal before which a dispute is pending.

21.	AMENDMENT
This Agreement may be amended only by an instrument in writing signed by each of the Partners; provided, that updates to Schedule A in accordance with this Agreement shall not be deemed an amendment hereunder requiring the consent of or execution by the other Partners.

22.	ADDITIONAL PARTNERS
Additional partners may be admitted to the Partnership by unanimous consent of the Partners or, in the case of a transfer by a Partner of its interests herein, as provided in Section 15.

23.	EXCULPATION; FIDUCIARY DUTIES; CORPORATE OPPORTUNITY

23.1
The Designated Partner shall not be liable to the Partnership or to the other Partners for liabilities resulting from any action taken, or from the failure to take an action, in its capacity as Designated Partner or on behalf of the Partnership, other than for liabilities to the extent arising by reason of the Designated Partner’s (a) willful misconduct taken with the intent to breach this Agreement or its applicable duties at law, if any, (b) bad faith or (c) gross negligence. In addition, any other Partner shall not be liable to the Partnership or to the other Partners for liabilities resulting from any action taken, or from the failure to take an action, when acting on behalf of the Partnership pursuant to this Agreement or as otherwise authorized by all Partners, other than for liabilities to the extent arising by reason of the such Partner’s (a) willful misconduct taken with the intent to breach this Agreement or its applicable duties at law, if any, (b) bad faith or (c) gross negligence.

23.2
Except as otherwise may be required by law, each Partner hereby waives any claim against any Partner or the Partnership for breach of fiduciary duties that may be owed to any other Partner or the Partnership to the maximum extent permitted by §15-103(f) of the Act, it being understood that this does not constitute a waiver of the implied covenant of good faith and fair dealing as contemplated by §15-103(f) of the Act. Without limiting the generality of the foregoing, the Designated Partner and any other Partner shall be entitled to reasonably rely in good faith on the recommendations, reports, advice or other services provided by any Person as to matters the Designated Partner or other Partner reasonably believe are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Partnership.

23.3	Intentionally Omitted.

23.4
The Designated Partner, its affiliates and any of their respective members, partners, officers and employees, shall not be not required to devote all or any specified portion of their time to managing the Partnership’s affairs, but only to devote so much time to the Partnership’s affairs as they determine to be necessary to accomplish the Partnership’s objectives and to properly conduct the Partnership’s operations.

23.5
Nothing herein shall be construed to constitute any Partner the agent of another Partner, except as expressly and to the extent provided herein, or in any manner to limit the Partners in the carrying on of their own respective businesses or activities. Any of the Partners, or any parent, affiliate, agent, servant, or employee of any of the Partners, subject to the terms and conditions of their respective organizational documents, may engage in and possess any interest in other businesses or ventures of every nature and description, independently or with other Persons, whether or not, directly or indirectly, in competition with the business or purpose of the Partnership, and neither the Partnership nor any of the Partners shall have any rights, by virtue of this Agreement or otherwise, in and to such independent ventures or the income or profits derived therefrom, or any rights, duties, or obligations in respect thereof.

23.6	Exculpation and Indemnification of Officers and Directors of Predecessor Corporation. The provisions in Sections 23.6 through 23.11 shall apply to, and are intended for the benefit of, those Persons provided exculpation and indemnification rights pursuant to the charter and bylaws of Griffin-American (Griffin-American, prior to the effective time of such merger, the “Corporation”), in effect immediately prior to the merger of the Corporation with and into Merger Sub (the “GA Merger”).

(a)
Subject only to any limitations set forth under Maryland law with respect to corporations organized under the Maryland General Corporation Law or in paragraph (b), no Person who was a director or officer of the Corporation prior to consummation of the GA Merger shall be liable to the Partnership, any former stockholder of the Corporation or the Partners for money damages. Neither the amendment nor repeal of this Section 23.6(a), nor the adoption or amendment of any other provision of this agreement or certificate of partnership existence of the Partnership inconsistent with this Section 23.6(a), shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

(b)
Notwithstanding anything to the contrary contained in paragraph (a) above, the Partnership shall not provide that a former director of the Corporation (each a “Director”), the Advisor or any Affiliate of the Advisor (together with any Director, individually and collectively, the “Corporation Indemnitee”) be held harmless for any loss or liability suffered by the Partnership unless all of the following conditions are met:

(i)	The Corporation Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Corporation.

(ii)	The Corporation Indemnitee was acting on behalf of or performing services for the Corporation.

(iii)
Such liability or loss was not the result of (A) negligence or misconduct, in the case that the Corporation Indemnitee is a Director (other than an Independent Director), the Advisor or an Affiliate of the Advisor or (B) gross negligence or willful misconduct, in the case that the Corporation Indemnitee is an Independent Director.

23.7	Corporation Indemnification.

(a)
Subject only to any limitations set forth under Maryland law with respect to corporations organized under the Maryland General Corporation Law or in paragraph (b) or (c) below, the Partnership shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who was a Director or officer of the Corporation and who is or was made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, (ii) any individual who, while a Director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (iii) the Advisor of any of its Affiliates acting as an agent of the Corporation. The rights to indemnification and advance of expenses provided hereby shall have vested immediately upon election of a Director or officer. No amendment to this Agreement or repeal of any of its provisions shall limit or eliminate the right of indemnification provided hereunder with respect to acts or omissions prior to such amendment or repeal.

(b)
Notwithstanding anything to the contrary contained in Section 23.7(a) above, the Partnership shall not provide for indemnification of a Corporation Indemnitee for any liability or loss suffered by such Corporation Indemnitee, unless all of the following conditions are met:

(i)	The Corporation Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Corporation.

(ii)	The Corporation Indemnitee was acting on behalf of or performing services for the Corporation.

(iii)
Such liability or loss was not the result of (A) negligence or misconduct, in the case that the Corporation Indemnitee is a Director (other than an Independent Director), the Advisor or an Affiliate of the Advisor or (B) gross negligence or willful misconduct, in the case that the Corporation Indemnitee is an Independent Director.

(iv)
Notwithstanding anything to the contrary contained in Section 23.7(a) above, the Partnership shall not provide indemnification for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the Corporation Indemnitee, (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Corporation Indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against the Corporation Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities were offered or sold as to indemnification for violations of securities laws.

23.8	Payment of Expenses. The Partnership may pay or reimburse reasonable legal expenses and other costs incurred by a Corporation Indemnitee in advance of final disposition of a proceeding only if all of the following are satisfied: (a) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Corporation, (b) the Corporation Indemnitee provides the Partnership with written affirmation of the Corporation Indemnitee’s good faith belief that the Corporation Indemnitee has met the standard of conduct necessary for indemnification by the Partnership as authorized by Section 23.7 hereof, (c) the legal proceeding was initiated by a third party who was not a stockholder of the Corporation or, if by a former stockholder of the Corporation acting in his or her capacity as such, a court of competent jurisdiction approves such advancement, and (d) the Corporation Indemnitee provides the Partnership with a written agreement to repay the amount paid or reimbursed by the Partnership, together with the applicable legal rate of interest thereon, if it is ultimately determined that the Corporation Indemnitee did not comply with the requisite standard of conduct and is not entitled to indemnification.

23.9	Certain Defined Terms. For purposes of Section 23.6 through 23.11, the following terms shall have the following meanings unless the context otherwise requires:
Advisor. The term “Advisor” or “Advisors” shall mean the Person or Persons, if any, appointed, employed or contracted with by the Corporation responsible for directing or performing the day-to-day business affairs of the Corporation and the Operating Partnership, including any Person to whom the Advisor subcontracted all or substantially all of such functions.
Affiliate or Affiliated. The term “Affiliate” or “Affiliated” shall mean, with respect to any Person, (i) any Person directly or indirectly owning, controlling or holding, with the power to vote, ten percent or more of the outstanding voting securities of such other Person; (ii) any Person ten percent or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.
Independent Director. The term “Independent Director” shall mean a Director who is not on the date of determination, and within the last two years from the date of determination has not been, directly or indirectly associated with the Sponsor or the Advisor by virtue of (i) ownership of an interest in the Sponsor, the Advisor or any of their Affiliates, (ii) employment by the Sponsor, the Advisor or any of their Affiliates, (iii) service as an officer or director of the Sponsor, the Advisor or any of their Affiliates, (iv) performance of services, other than as a Director, for the Corporation, (v) service as a director or trustee of more than three REITs organized by the Sponsor or advised by the Advisor, or (vi) maintenance of a material business or professional relationship with the Sponsor, the Advisor or any of their Affiliates. A business or professional relationship is considered “material” if the aggregate gross income derived by the Director from the Sponsor, the Advisor and their Affiliates exceeds five percent of either the Director’s annual gross income during either of the last two years or the Director’s net worth on a fair market value basis. An indirect association with the Sponsor or the Advisor shall include circumstances in which a Director’s spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law is or has been associated with the Sponsor, the Advisor, any of their Affiliates or the Corporation.
Net Assets. The term “Net Assets” shall mean the total assets (other than intangibles) at cost, before deducting depreciation, amortization, reserves for bad debts or other noncash reserves, less total liabilities, calculated quarterly by the Partnership on a basis consistently applied.
Operating Partnership. The term “Operating Partnership” shall mean Griffin-American Healthcare REIT II Holdings, LP, a Delaware limited partnership and subsidiary of the Corporation immediately prior to the effective time of the GA Merger.
Sponsor. The term “Sponsor” shall mean any Person which (i) was directly or indirectly instrumental in organizing, wholly or in part, the Corporation; (ii) controlled, managed or participated in the management of the Partnership, and any Affiliate of any such Person; (iii) took the initiative, directly or indirectly, in founding or organizing the Corporation, either alone or in conjunction with one or more other Persons; (iv) received a material participation in the Corporation in connection with the founding or organizing of the business of the Corporation, in consideration of services or properly, or both services and property; (v) had a substantial number of relationships and contracts with the Corporation; (vi) possessed significant rights to control properties of the Corporation; (vii) received fees for providing services to the Corporation which were paid on a basis that is not customary in the industry; or (viii) provided goods or services to the Corporation on a basis which was not negotiated at arm’s length with the Corporation. “Sponsor” does not include any Person whose only relationship with the Corporation was that of an independent property manager and whose only compensation is as such, or wholly independent third parties such as attorneys, accountants and underwriters whose only compensation is for professional services.

23.10
Pending Actions. Without limiting the generality of the exculpation, indemnification and payment of expenses provided for in Sections 23.6, 23.7 and 23.8, those sections will apply to, among other things, any claims arising out of, or relating to actions or omissions of any Corporation Indemnitee or any former officer of the Corporation, in their capacities as such, occurring at or prior to the effective time of the GA Merger, including in connection with the approval of the Merger Agreement and the transactions contemplated thereby, and shall apply to any actions or proceedings which may be initiated prior to the effective time of the GA Merger.

23.11
Indemnification, etc. under Merger Agreement. The provisions of Sections 23.6 through 23.11 shall be in addition to the provisions of Section 6.4 of the Merger Agreement, and Section 6.4 of the Merger Agreement shall remain in full force and effect and shall be enforceable by the Covered Persons (as defined in the Merger Agreement) and their successors and heirs in accordance with its terms.

24.	CONFIDENTIALITY
In connection with the organization of the Partnership and its ongoing business, the Partners shall receive or have access to confidential proprietary information concerning the Partnership and the Partnership Interests, including portfolio positions, valuations, information regarding potential investments, financial information, trade secrets and the like (the “Confidential Information”), which is proprietary in nature and non-public. No Partner, nor any affiliate of any Partner, shall disclose or cause to be disclosed any Confidential Information to any Person nor use any Confidential Information for its own purposes or its own account, except (i) in connection with its investment in the Partnership, (ii) as otherwise required by any regulatory authority, law or regulation (including Federal or state securities laws), or by legal process, (iii) in the case of Confidential Information that becomes publicly available through no act of the Person disclosing the information or its affiliates or representatives or (iv) Confidential Information disclosed by the Person or its affiliates or representatives to such Person’s or its affiliate’s or representative’s owners, agents, representatives or professional advisors, provided that the Person receiving such information is instructed to maintain the confidentiality of such information on the terms set forth herein.

25.	MISCELLANEOUS PROVISIONS

25.1
This Agreement shall be binding upon, and inure to the benefit of, all parties hereto, their personal and legal representatives, guardians, successors, and their assigns to the extent, but only to the extent, that assignment is provided for in accordance with, and permitted by, the provisions of this Agreement.

25.2
Throughout this Agreement, where such meanings would be appropriate: (a) the masculine gender shall be deemed to include the feminine and the neuter and vice versa, (b) the singular shall be deemed to include the plural, and vice versa and (c) the word “including” shall be deemed to mean “including, without limitation.” The headings herein are inserted only as a matter of convenience and reference, and in no way define or describe the scope of the Agreement, or the intent of any provisions thereof.

25.3
This Agreement and exhibits attached hereto set forth all (and are intended by all parties hereto to be an integration of all) of the promises, agreements, conditions, understandings, warranties, and representations among the parties hereto with respect to the Partnership, and there are no promises, agreements, conditions, understandings, warranties, or representations, oral or written, express or implied, among them other than as set forth herein.

25.4
Nothing contained in this Agreement shall be construed as requiring the commission of any act contrary to law. In the event that there is any conflict between any provision of this Agreement and any statute, law, ordinance, or regulation contrary to which the Partners have no legal right to contract, the latter shall prevail, but in such event the provisions of this Agreement thus affected shall be curtailed and limited only to the extent necessary to conform with said requirement of law. In the event that any part, article, section, paragraph, or clause of this Agreement shall be held to be indefinite, invalid, or otherwise unenforceable, the entire Agreement shall not fail on account thereof, and the balance of the Agreement shall continue in full force and effect.

25.5
This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
HEALTHCARE GA HOLDINGS-T, LLC,
a Delaware limited liability company

By:	___ /s/ Ronald J. Lieberman ____________ Name: Ronald J. Lieberman Title: Executive Vice President, General Counsel and Secretary

Address:
399 Park Avenue, 18th Floor
New York, New York 10022

HEALTHCARE GA HOLDINGS NT-HCI, LLC,
a Delaware limited liability company

By:	____ /s/ Ronald J. Lieberman________ Name: Ronald J. Lieberman Title: Executive Vice President, General Counsel and Secretary

Address:
399 Park Avenue, 18th Floor
New York, New York 10022

Schedule A
CAPITAL ACCOUNTS AND PERCENTAGE INTERESTS

Member	Initial Capital Account	Percentage Interest
Healthcare GA Holdings-T, LLC	$1,125,532,836.00	85.69%
Healthcare GA Holdings-NT-HCI, LLC	$188,000,000.00	14.31%